Exhibit 10.23
REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT
          THIS AGREEMENT is entered into this 28 day of November 2005, between National Financial Services LLC (the “Lender”) and Thomas Weisel Partners LLC (the “Organization”).
          WHEREAS, the Lender is willing to make Advances (each, an “Advance,” collectively, the “Advances”) to the Organization from time to time through the 28th day of November 2007 (“Scheduled Maturity Date”), as reflected on the Revolving Note (Exhibit A).
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
1.	GENERAL

(i)	The Lender agrees that from time to time between this 28 day of November 2005 and 28 day of November 2006 (the “Credit Period”) it will lend to the Organization sums which, in the aggregate principal amount outstanding at any one time, shall not exceed $40,000,000.00 (the “Credit”).

(ii)	During the Credit Period, the Organization may utilize the Credit (as then in effect) by borrowing, prepaying outstanding Advances, in whole or in part, and reborrowing, all in accordance with the terms and provisions hereof. Each Advance shall be in the aggregate amount of $100,000.00 or integral multiples thereof. The Organization is obligated to repay the aggregate unpaid principal amount of all Advances on or before the Scheduled Maturity Date.

(iii)	The obligation of the Organization to repay the aggregate unpaid principal amount of the Advances shall be evidenced by a promissory note of the Organization (the “Revolving Note”) in substantially the form attached hereto as Exhibit A, with the blanks appropriately completed, payable to the order of the Lender, for amounts not exceeding in the aggregate the Credit and bearing interest at rates to be agreed upon by the Organization and the Lender at the time of any Advance. The Revolving Note shall be dated, and shall be delivered to the Lender, on the date of the execution and delivery of this agreement by the Organization. The Lender shall, and is hereby authorized by the Organization to, endorse on the schedule contained on the Revolving Note, or on a continuation of such schedule attached thereto and made a part thereof, appropriate notations regarding each Advance evidenced by the Revolving Note as specifically provided therein; provided, however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of the Organization hereunder or under the Revolving Note.

(iv)	Whenever the Organization desires to utilize the Credit, it shall so notify the Lender by telephone specifying the amount of the Advance and the date on which each such Advance is to be made. Notice will also be given by telephone, confirmed in writing, to the New York Stock Exchange, Inc. (the “Exchange”). Such notice shall be substantially in the form of Exhibit B attached hereto and shall specify (i) the date of the proposed Advance (the “Borrowing Date”), (ii) the aggregate amount of outstanding Advances and (iii) if the Advance is to be used to repay, in whole or in part, outstanding Advances, the amount and maturity of such Advance.

2.	SUSPENDED REPAYMENT

The Organization’s obligation to pay the principal amount hereof on the Scheduled Maturity Date or any accelerated maturity date shall be suspended and the obligation shall not mature for any period of time during which after giving effect to such payment (together with (a) the payment of any other obligation of the Organization payable at or prior to the payment hereof and (b) the return of any Secured Demand Note and the Collateral therefor held by the Organization and returnable at or prior to the payment hereof).
(i)	in the event that the Organization is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(ii) of Rule 15c3-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended (the “Act”), the aggregate indebtedness of the Organization would exceed 1200 percent of its net capital as those terms are defined in the Rule or any successor rule as in effect at the time payment is to be made, or such other percent as may be made applicable to the Organization at the time of such payment by the Exchange or the Securities and Exchange Commission (the “SEC”), or
(ii)	in the event that the Organization is operating pursuant to such alternative net capital requirement, the net capital of the Organization would be less than 5 percent (or such other percent as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or
(iii)	in the event that the Organization is registered as a futures commission merchant under the Commodity Exchange Act (the “CEA”), the net capital of the Organization (as defined in the CEA or the regulations thereunder as in effect at the time of such payment) would be less than 120 percent, or such other percentum as may be made applicable to the Organization at the time of such payment by the Commodity Futures Trading Commission (the “CFTC”), of the Organization’s risk-based capital requirement calculated in accordance with CFTC regulations in effect at the time of such payment, or the Organization’s net capital would be less than the minimum capital requirement as defined by the DSRO, or

(iv)	the Organization’s net capital, as defined in the Rule or any successor rule as in effect at the time of such payment, would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC), or
(v)	in the event that the Organization is registered as a futures commission merchant under the CEA, its net capital, as defined in the CEA or the regulations thereunder as in effect at the time of such payment, would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such payment by the CFTC) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such payment by the CFTC), or
(vi)	in the event that the Organization is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Organization would be less than the amount required to satisfy the 1000 percent test (or such other percentum test as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) stated in such applicable paragraph,

(the net capital necessary to enable the Organization to avoid such suspension of its obligation to pay the principal amount hereof being hereinafter referred to as the “Applicable Minimum Capital”) and during any such suspension the Organization shall, as promptly as consistent with the protection of its customers, reduce its business to a condition whereby the principal amount hereof with accrued interest thereon could be paid (together with (a) the payment of any other obligation of the Organization payable at or prior to the payment hereof and (b) the return of any Secured Demand Note and the Collateral therefor held by the Organization and returnable at or prior to the payment hereof) without the Organization’s net capital being below the Applicable Minimum Capital, at which time the Organization shall repay the principal amount hereof plus accrued interest thereon on not less than five days’ prior written notice to the Exchange. The aggregate principal amount outstanding pursuant to this Agreement shall mature on the first day at which under this paragraph the Organization has an obligation to pay the principal amount hereof. If pursuant to the terms hereof the Organization’s obligation to pay the principal amount hereof is suspended and does not mature, the Organization agrees (and the Lender recognizes) that if its obligation to pay the principal amount hereof is ever suspended for a period of six months or more, it will promptly take whatever steps are necessary to effect a rapid and orderly complete liquidation of its business. If payment is made of all or any part of the principal hereof on the Scheduled Maturity Date or any accelerated maturity date and if immediately after any such payment the

Organization’s net capital is less than the Applicable Minimum Capital, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of any such payment) to repay to the Organization, its successors or assigns, the sum so paid, to be held by the Organization pursuant to the provisions hereof as if such payment had never been made; provided, however, that any suit for the recovery of any such payment must be commenced within two years of the date of such payment.
3.	SUBORDINATION OF OBLIGATIONS

The Lender irrevocably agrees that the obligations of the Organization under this Agreement with respect to the payment of principal and interest are and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of the Organization whose claims are not similarly subordinated (claims hereunder shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which the Organization’s obligation to make such payment matures consistent with the provisions hereof. In the event of the appointment of a receiver or trustee of the Organization or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 (“SIPA”) or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Organization, the holder hereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of the Organization until all claims of all other present and future creditors of the Organization, whose claims are senior hereto, have been fully satisfied, or adequate provision has been made therefor.

4.	PERMISSIVE PREPAYMENT AUTHORIZATION WITHIN ONE YEAR
a.	With the prior written approval of the Exchange, the Organization may at its option, pay all or any portion of the principal amount hereof to the Lender prior to the Scheduled Maturity Date (such payment being hereinafter referred to as “Prepayment”) at any time prior to one year following the date of any Advance. No Prepayment shall be made, however, if:
(i)	after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Organization, including the return of any Secured Demand Note and the Collateral therefor held by the Organization, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this Paragraph, whichever date is earlier) without reference to any projected profit or loss of the Organization, either aggregate indebtedness of the Organization would exceed 900 percent of its net capital or its net capital would be less than 200 percent of the minimum dollar amount required by 17CFR240.15c3-1 or, in the case of an Organization operating pursuant to paragraph (a)(1)(ii) of 17CFR240.15c3-1, its net capital would be less than 6 percent of the aggregate debit items computed in accordance with 17CFR240.15c3-3a or if registered as a futures commission merchant, 125 percent (or such other percentage as may be made applicable to the Company at the time of payment by the CFTC) of the risk-based capital requirements for futures commission merchants as set forth in regulations of the CFTC adopted under the CEA, or its net capital would be less than 200 percent of the minimum dollar amount required by paragraph (a)(1)(ii) or the Organization’s net capital would be less than the minimum capital requirement as defined by the DSRO, or

(ii)	pre-tax losses during the latest three-month period equaled more than 15 percent of current excess net capital.

Any Advance shall not be considered equity for purposes of subsection (d) of the Rule, despite the length of the initial term of said Advance.

If Prepayment is made of all or any part of the principal hereof prior to the Scheduled Maturity Date and if the Organization’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this paragraph, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of such Prepayment) to repay the Organization, its successors or assigns, the sum so paid to be held by the Organization pursuant to the provisions hereof as if such prepayment had never been made; provided, however, that any suit for the recovery of any such Prepayment must be commenced within two years of the date of such Prepayment.
PERMISSIVE PREPAYMENT AUTHORIZATION AFTER ONE YEAR
b.	With the prior written approval of the Exchange, the Organization may, at its option, make Prepayment of all or any portion of the principal amount hereof to the Lender prior the Scheduled Maturity Date at any time subsequent to one year following the date of any Advance. No

Prepayment shall be made, however, if after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Organization, including the return of any Secured Demand Note and the Collateral therefor held by the Organization, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this paragraph, whichever date is earlier) without reference to any projected profit or loss of the Organization.
(i)	in the event that the Organization is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(ii) of the Rule, the aggregate indebtedness of the Organization would exceed 1000 percent of its net capital as those terms are defined in the Rule or any successor rule as in effect at the time such Prepayment is to be made (or such other percent as may be made applicable at such time to the Organization by the Exchange or the SEC), or

(ii)	in the event that the Organization is operating pursuant to such alternative net capital requirement, the net capital of the Organization would be less than 5 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or

(iii)	in the event that the Organization is registered as a futures commission merchant under the CEA, the net capital of the Organization (as defined in the CEA or the regulations thereunder as in effect at the time of such Prepayment) would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the CFTC) of the Organization’s risk-based capital requirement calculated in accordance with CFTC regulations in effect at the time of such Prepayment, or the Organization’s net capital would be less than the minimum capital requirement as defined by the DSRO, or

(iv)	the Organization’s net capital, as defined in the Rule or any successor rule as in effect at the time of such Prepayment, would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC), or

(v)	in the event that the Organization is registered as a futures commission merchant under the CEA, its net capital, as defined in the CEA or the regulations thereunder as in effect at the time of such Prepayment would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the CFTC) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time or such other dollar amount as may be made applicable to the Organization at the time of such Prepayment by the CFTC, or

(vi)	in the event that the Organization is subject to the provisions of paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Organization would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) stated in such applicable paragraph.

If Prepayment is made of all or any part of the principal hereof prior to the Scheduled Maturity Date and if the Organization’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this Paragraph, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of such Prepayment) to repay the Organization, its successors or assigns, the sum so paid to be held by the Organization pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any suit for the recovery of any such Prepayment must be commenced within two years of the date of such Prepayment.
5.	ACCELERATION IN EVENT OF INSOLVENCY

The Organization’s obligation to pay the unpaid principal amount hereof shall forthwith mature, together with interest accrued thereon, in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Organization; but payment of the same shall remain subordinate as hereinabove set forth.

6.	EFFECT OF DEFAULT

Default in any payment hereunder, including the payment of interest, shall not accelerate the maturity hereof except as herein specifically provided, and the obligation to make payment shall remain subordinated as hereinabove set forth.
7.	NOTICE OF MATURITY OR ACCELERATED MATURITY

The Organization shall immediately notify the Examining Authority for such broker or dealer, if, after giving effect to all Payments of Payment Obligations (as that term is defined in (a)(2)(iv) of Appendix D of the Rule) under subordination agreements then outstanding that are then due or mature within the following six months without reference to any projected profit or loss of the broker or dealer either the aggregate indebtedness of the broker or dealer would exceed 1200 percent of its net capital or its net capital would be less than 120 percent of the minimum dollar amount required by the Rule, or, in the case of a broker or dealer operating pursuant to paragraph (a)(1)(ii) of the Rule, its net capital would be less than 5 percent of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or, if registered as a futures commission merchant, the net Capital of the Organization would be less than 120 percent (or such other percentage as may be made applicable to the Organization at the time of payment by the CFTC) of the risk-based capital requirement for futures commission merchants calculated in accordance with CFTC regulations as from time to time in effect, or the minimum net capital requirement as defined by the DSRO, if greater, or less than 120 percent of the minimum dollar amount required by paragraphs (a)(1)(ii) of the Rule.
8.	NON-LIABILITY OF EXCHANGE

The Lender irrevocably agrees that the loan evidenced hereby is not being made in reliance upon the standing of the Organization as a member organization of the Exchange or upon the Exchange’s surveillance of the Organization’s financial position or its compliance with the Constitution, Rules and practices of the Exchange. The Lender has made such investigation of the Organization and its partners, officers, directors and stockholders as the Lender deems necessary and appropriate under the circumstances. The Lender is not relying upon the Exchange to provide any information concerning or relating to the Organization and agrees that the Exchange has no responsibility to disclose to the Lender any information concerning or relating to the Organization which it may now, or at any future time, have. The Lender agrees that neither the Exchange, its Special Trust Fund, nor any director, officer, trustee nor employee of the Exchange or said Trust Fund shall be liable to the Lender with respect to this agreement or the repayment of the loan evidenced hereby or of any interest thereon.

9.	STATUS OF PROCEEDS

The proceeds hereof shall be dealt with in all respects as capital of the Organization, shall be subject to the risks of its business, and may be deposited in an account or accounts in the Organization’s name in any bank or trust company.
10.	FUTURES COMMISSION MERCHANTS

If the Organization is a futures commission merchant, as that term is defined in the CEA, the Organization agrees, consistent with the requirements of Section 1.17(h) of the regulations of the CFTC (17 CFR 1.17(h)), that:
(i)	whenever prior written notice by the Organization to the Exchange is required pursuant to the provisions of this agreement, the same prior written notice shall be given by the Organization to (i) the CFTC at its principal office in Washington, DC, Attention Chief Accountant of Division of Trading and Markets, and/or (ii) the commodity exchange of which the Organization is a member and which is then designated by the CFTC as the Organization’s designated self-regulatory organization (the “DSRO”), and

(ii)	whenever prior written consent, permission or approval of the Exchange is required pursuant to the provisions of this agreement, the Organization shall also obtain the prior written consent, permission or approval of the CFTC and/or of the DSRO, and

(iii)	whenever the Organization receives written notice of acceleration of maturity pursuant to the provisions of this agreement, the Organization shall promptly give written notice thereof to the CFTC at the address stated and/or to the DSRO.
11.	DEFINITION OF ORGANIZATION

The term “Organization” as used in this agreement shall include the Organization, its heirs, executors, administrators, successors and assigns.

12.	EFFECT OF EXCHANGE MEMBERSHIP TERMINATION

Upon termination of the Organization as a member organization of the Exchange, the references herein to the Exchange shall be deemed to refer to the Examining Authority. The term “Examining Authority” shall refer to the regulatory body having responsibility for inspecting or examining the Organization for compliance with financial responsibility requirements under Section 9(c) of SIPA and Section 17(d) of the Act.

13.	UPON WHOM BINDING

The provision of this agreement shall be binding upon the Lender, his or its heirs, executors, administrators, successors and assigns and upon the Organization.
14.	ARBITRATION

Any controversy arising out of or relating to this agreement shall be submitted to and settled by arbitration pursuant to the Constitution and Rules of the Exchange. The Organization and the Lender shall be conclusively bound by such arbitration.
15.	EFFECTIVE DATE

This agreement shall be effective from the date on which it is approved by the Exchange and shall not be modified or amended without the prior written approval of the Exchange.
16.	ENTIRE AGREEMENT

This instrument embodies the entire agreement between the Organization and the Lender and no other evidence of such agreement has been or will be executed without the prior written consent of the Exchange.
17.	GOVERNING LAW

This agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of New York in all respects.
18.	CANCELLATION

This agreement shall not be subject to cancellation by either party, unless the New York Stock Exchange agrees in writing to such cancellation 30 days in advance.
19.	NO RIGHT OF SET-OFF

The Lender agrees that it is not taking and will not take or assert as security for the payment of the note any security interest in or lien upon, whether created by contract, statute or otherwise, any property of the Organization or any property in which the Organization may have an interest, which is or at any time may be in the possession or subject to the control of the Lender. The Lender hereby waives, and further agrees that it will not seek to obtain payment of the Revolving Note in whole or in any part by exercising any right of set-off it may assert or possess whether created by contract, statute or otherwise. Any agreement between the Organization and the Lender (whether in the nature of a general loan and collateral agreement, a security or pledge agreement or otherwise) shall be deemed amended hereby to the extent necessary so as not to be inconsistent with the provision of this paragraph.
          IN WITNESS HEREOF the parties hereto have set their hands and seals this 28 day of November, 2005.

By:	/s/ Robert West	By:	/s/ Thomas Lux

Name:	Robert West	Name:	Thomas Lux

Title:	Chief Financial Officer	Title:	Senior Vice President & CFO

	Thomas Weisel Partners LLC		National Financial Services LLC

	(Organization)		(Lender)

RIDER A
TO REVOLVING NOTE
AND SUBORDINATION AGREEMENT
DATED November 28, 2005
BETWEEN
THOMAS WEISEL PARTNERS LLC AND
NATIONAL FINANCIAL SERVICES LLC
     (1) Notwithstanding any contrary provision in the Revolving Note and Cash Subordination Agreement dated November 28, 2005 (the “Agreement”) between National Financial Services LLC (the “Lender”) and Thomas Weisel Partners LLC (the “Organization”), the obligation of Lender to make any Advance under the Credit shall be subject to the fulfillment on the date for making of such Advance of each of the following conditions precedent:
     (a) that the Member’s Equity of the Organization (as determined in accordance with generally accepted accounting principles) is at least $60,000,000.
     (b) that there is a difference of at least $32,000,000 between (i) the sum of (A) the aggregate market value of all Rule 144A securities held by the Organization for its own account and (B) the Organization’s Net Capital Before Haircuts on Securities Positions, as determined in the computation of net capital on its FOCUS Report (SEC Form X-17a-5), and (ii) the sum of all liabilities subordinated to claims of general creditors allowable in the computation of such net capital;
     (c) that Thomas Weisel holds the office of Chairman of the Organization, has not announced his resignation from such office and is actively engaged in the activities normally associated with that office at a securities broker-dealer;
     (d) that the holder of the Class D Redeemable Convertible Shares of Thomas Weisel Partners Group LLC has not given notice to such company for the redemption thereof;
     (e) that the Organization has not discontinued or divested any of the following business lines:
(i) Investment Banking (underwriting of securities, mergers and acquisition advisory services, and other corporate advisory services), and
(ii) Institutional Sales and Trading in either equity securities or convertible bonds, and such business lines together account for 75% of the Organization’s total revenues during the 90 days preceding the date for the making of such Advance;

     (f) that the ratio of the Organization’s Total Assets (as shown on line 16, space 940 of its most recent FOCUS Report) to the Total Ownership Equity (as shown on line 30, space 1800 of such FOCUS Report) is not greater than 4:1; and
     (g) that there not have occurred or exist a default in any payment (including the payment of interest) under the Agreement or the Revolving Note.
     If an Advance is made, then each of the foregoing conditions precedent shall be deemed to have been fulfilled with respect to such Advance, and although such conditions precedent may not in face have been fulfilled, such Advance shall nonetheless be subject to all the provisions of the Agreement, including, but not limited to, the provisions regarding the maturity, prepayment and repayment thereof.
     (2) Lender represents and warrants that it is purchasing and will hold the Revolving Note for investment and not with a view to the distribution thereof. Notwithstanding the foregoing, Lender may at any time and from time to time, at its discretion and without further consent from the Organization, sell participations in any or all of the Advances to one or more affiliates of Lender, provided, however (a) that Lender’s obligations under the Agreement shall remain unchanged and Lender shall remain solely responsible to the Organization for the full performance of such obligations, (b) that each such participation shall be subject to all of the terms and conditions of the Agreement, provided that in any event Lender alone shall remain entitled to exercise Lender’s rights and remedies under the Agreement or the Revolving Note, and (c) that any such sale of a participation shall be in full compliance with all applicable registration provisions of the Securities Act of 1933, as amended, and “blue sky” laws or an available exemption therefrom, and that any such affiliate shall agree to purchase any such participation for investment only and shall not resell such participation without the Organization’s prior written consent.
     (3) On each Commitment Fee Payment Date (as herein defined), the Organization shall pay to Lender a commitment fee computed at the rate of one percent (1.0%) per annum on the average daily unused portion of the Credit during the period commencing with the immediately preceding Commitment Fee Payment Date and ending with such Commitment Fee Payment Date (or, in the case of the first such period, commencing with the effective date). “Commitment Fee Payment Date” means (i) the first business day of the third, sixth and ninth calendar month commencing after the date of the Agreement, and (ii) the last day of the Credit Period.
     (4) Defined Terms. All terms not otherwise specifically defined herein shall have the same meaning in this Addendum as is given to them in the Agreement.
     (5) Other Provisions. Except as expressly modified by this Addendum, all other provisions of the Agreement shall remain in full force and effect.
     (6) Effectiveness. This Addendum shall be effective on the date specified by the New York Stock Exchange, Inc. for the effectiveness of the Agreement.

     IN WITNESS WHEREOF, Lender and the Organization have each caused this Addendum to be signed in its name and on its behalf by its representatives thereunto duly authorized, as of the date hereinabove first written.

THOMAS WEISEL PARTNERS LLC

By	/s/ Robert West

Name:	Robert West
Title:	Chief Financial Officer

NATIONAL FINANCIAL SERVICES LLC

By	/s/ Thomas Lux

Name:	Thomas Lux
Title:	Senior Vice President & CFO